Exhibit 10.21

Performance Unit Award Notice

A. Participant:

B. Grant Date:	February 22, 2012

C. Performance Period:	1/1/2012 through 12/31/2014

D. Aggregate Target Dollar Award:

E. Initial Value Per Performance Unit:

F. Aggregate Target Performance Units:

G. Performance Measures:

1.	Diluted Earnings per Share: “Diluted EPS” means earnings per common share on a fully diluted basis, determined in accordance with generally accepted accounting principles and as derived from L-3’s audited consolidated financial statements prepared in the ordinary course of business. Diluted EPS shall be adjusted as contemplated by the terms of the Performance Unit Agreement to exclude certain items specified therein.

Portion of Aggregate Target Dollar Award for this Performance Measure: 100%

Target Units for this Performance Measure:

Performance Scale:

Performance Levels	Cumulative Diluted EPS Required		Unit Multiplier

Maximum		≥ $ 27.12	200%
		$ 26.24	150%
Target		$ 25.35	100%
		$ 24.46	75%
Threshold		$ 23.58	50%
Below Threshold	<	$ 23.58	0%

In the event that the level of actual performance exceeds the Threshold and falls between two of the stated performance levels listed above, the Unit Multiplier will be calculated on a straight-line basis between the two stated Unit Multipliers for those performance levels.

Payment Method: Shares of L-3 stock. Subject to the terms of the Performance Unit Agreement, the number of shares will be determined by multiplying (1) the Target Units for this Performance Measure, by (2) the applicable Unit Multiplier.